UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20200 Sunburst Street, Chatsworth, CA		91311
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 734-8600

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, North American Scientific, Inc. (the “Company”) received a determination letter (the “Letter”), on September 22, 2008, from The Nasdaq Stock Market (“Nasdaq”) indicating that it did not comply with the Marketplace Rule 4310(c)(3) (the “Rule”) for continued listing on NASDAQ Capital Market, which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Additionally, the Company previously announced that on September 5, 2008 it consummated the sale of tangible and intangible assets of the Company’s non-therapeutic radioactive source business (the “Business Assets”) to Eckert & Ziegler Isotope Products, Inc. (the “Buyer”), pursuant to the terms of the Purchase and Sale Agreement entered into on August 29, 2008 (the “Agreement”). Under the Agreement, the Buyer has agreed to pay to the Company an aggregate of up to $6 million payable as follows: (i) $3 million cash at the closing, (ii) a secured promissory note of $2 million due January 15, 2009, and (iii) an additional payment of up to $1 million if certain revenues are achieved in the thirteen month period after closing.

After giving effect to the sale of assets to Eckert & Ziegler Isotope Products, Inc., the Company believes it has regained compliance with the stockholders’ equity requirement as of the date of this report.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement under the Rule and, if at the time of its next periodic report the Company does not evidence compliance, it may be subject to delisting by Nasdaq.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

October 22, 2008	By:	/s/ John B. Rush
John B. Rush
President and Chief Executive Officer